EXHIBIT 99.1

July 26, 2018 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended June 30, 2018, of $2,976,000, an increase of 70.9 percent from the $1,741,000 earned for the second quarter of 2017.   Earnings per share for the second quarter of 2018 were $.63 compared to $.37 for the prior year second quarter.  For the six months ended June 30, 2018, net income totaled $6,342,000, a 27.9 percent increase from net income of $4,958,000 for the six months ended June 30, 2017.  Earnings per share were $1.34 for the first six months of 2018 versus $1.06 for the first six months of 2017.  Return on average assets and return on average equity were 1.16 percent and 11.53 percent, respectively, for the first half of 2018, compared to .97 percent and 9.40 percent, respectively, for the same period in the prior year.

"It is tremendous, I think, that Ohio Valley Banc Corp.'s companies were able to achieve over a half million dollar increase in net income in a quarter when they also gave so much of their time to their communities," stated Thomas E. Wiseman, President and CEO.  "Also during the quarter, our offices held seven customer appreciation events, spent 730 hours in community service, provided six new $3,000 college scholarships to deserving youth, and even organized our first ever 5K Ruck Walk to benefit area veterans' medical centers."  Wiseman further commented, "Our success isn't because we are alone in our mission to put Community First. Many have joined us to make a real and positive impact in our communities."

For the second quarter of 2018, net interest income increased $569,000, and for the six months ended June 30, 2018, net interest income increased $1,214,000 from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the six months ended June 30, 2018, average earning assets increased $74 million from the same period the prior year.  The growth in average earning assets was primarily attributable to an increase in balances being maintained at the Federal Reserve and from the loan portfolio.  The $42 million increase in average balances being maintained at the Federal Reserve was related to the growth in average deposits exceeding the growth in average loans, partially due to an increase in seasonal deposit balances associated with clearing tax refunds.  This increase in average balance, when coupled with the 125 basis point increase in short-term interest rates since December 31, 2016, generated an additional $676,000 in interest income.  For the six months ended June 30, 2018, average loans increased $30 million from the same period last year, led by growth within the commercial loan segment from our Athens market.  For the six months ended June 30, 2018, interest and fees on loans increased $1,095,000 from the same period last year.  For the six months ended June 30, 2018, the net interest margin was 4.37 percent, compared to 4.49 percent for the same period the prior year.  The decrease in net interest margin was related to the higher balances maintained at the Federal Reserve, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.

For the three months ended June 30, 2018, the provision for loan losses decreased $198,000, and for the six months ended June 30, 2018, the provision for loan losses increased $413,000, from the same respective periods in 2017.  For the three months ended June 30, 2018, the negative provision for loan loss expense of $23,000 was primarily related to an improvement in certain economic risk factors contributing to lower general reserves.  For the six months ended June 30, 2018, the provision for loan losses incurred of $733,000 was primarily related to net loan charge-offs of $592,000.  The ratio of nonperforming loans to total loans was 1.45 percent at June 30, 2018 compared to 1.36 percent at December 31, 2017 and 1.09 percent at June 30, 2017.  The allowance for loan losses was .98 percent of total loans at June 30, 2018, compared to .97 percent at December 31, 2017 and .92 percent at June 30, 2017.

For the three months ended June 30, 2018, noninterest income totaled $2,538,000, an increase of $426,000 from the same period last year.  Noninterest income totaled $5,614,000 for the six months ended June 30, 2018, an increase of $389,000, or 7.4 percent, from the same period last year.  The increase in noninterest income was related to an increase in gain on sale of other real estate owned and interchange income.  For the first half of 2017, gain on sale of other real estate owned increased $228,000 and interchange income earned from debit and credit transactions increased $150,000, respectively, from the same period last year.  Partially offsetting the increases above was a decrease in tax refund processing fees.  For the first six months of 2018, tax refund processing fees totaled $1,533,000, a decrease of $134,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company under the contract with the third-party tax refund product provider.

For the three months ended June 30, 2018, noninterest expense totaled $9,674,000, a decrease of $202,000 from the same period last year.  For the six months ended June 30, 2018, noninterest expense totaled $19,482,000, an increase of $231,000 from the same period last year.  The Company's largest noninterest expense, salaries and employee benefits, increased $396,000 as compared to the second quarter of 2017 and increased $734,000 as compared to the first half of 2017.  The increase was primarily related to annual merit increases and higher health insurance expense.  Also adding to higher noninterest expense was data processing and professional fees, which increased $333,000 and $119,000, respectively, from the six months ended June 30, 2017.  Offsetting the increases above was the decrease in fraud expense.  During the second quarter of 2017, the Company incurred $830,000 in fraud expense in relation to fraudulent wire transfers.  The fraud expense was recouped via existing insurance policies in the fourth quarter of 2017; however, as of June 30, 2017, noninterest expense reflected the increase in expense.  Also helping to limit noninterest expense growth was the decrease in foreclosure expense, which for the six months ended June 30, 2018 decreased $157,000 from the same period last year.

For the six months ended June 30, 3018, income tax expense totaled $1,207,000, a decrease of $425,000 from the same period last year.  The primary contributor to the lower tax expense was the lower federal income tax rate applicable in 2018.  As part of the Tax Cuts and Jobs Act that was enacted on December 22, 2017, the Company's statutory federal income tax rate was reduced from 34 percent to 21 percent.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain  statements  contained  in this earnings  release that are not  statements of  historical fact  constitute  forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
PER SHARE DATA
Earnings per share	$0.63	$0.37	$1.34	$1.06
Dividends per share	$0.21	$0.21	$0.42	$0.42
Book value per share	$23.95	$23.27	$23.95	$23.27
Dividend payout ratio (a)	33.31%	56.46%	31.20%	39.59%
Weighted average shares outstanding	4,724,124	4,681,763	4,717,901	4,677,066

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$173	$188
Dividends reinvested under
dividend reinvestment plan (c)	$380	$381	$753	$796

PERFORMANCE RATIOS
Return on average equity	10.68%	6.49%	11.53%	9.40%
Return on average assets	1.13%	0.70%	1.16%	0.97%
Net interest margin (d)	4.35%	4.45%	4.37%	4.49%
Efficiency ratio (e)	72.77%	79.75%	69.62%	72.51%
Average earning assets (in 000's)	$990,775	$925,338	$1,032,690	$958,258

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$10,767	$10,131	$22,016	$20,921
Interest and dividends on securities	800	741	1,575	1,429
Interest on interest-bearing deposits with banks	371	117	1,056	377
Total interest income	11,938	10,989	24,647	22,727
Interest expense:
Deposits	961	628	1,853	1,228
Borrowings	337	290	644	563
Total interest expense	1,298	918	2,497	1,791
Net interest income	10,640	10,071	22,150	20,936
Provision for loan losses	(23)	175	733	320
Noninterest income:
Service charges on deposit accounts	515	530	1,017	1,034
Trust fees	68	55	128	113
Income from bank owned life insurance and
annuity assets	173	182	349	404
Mortgage banking income	68	50	132	105
Electronic refund check / deposit fees	305	291	1,533	1,667
Debit / credit card interchange income	932	863	1,793	1,643
Gain (loss) on other real estate owned	170	(21)	157	(71)
Other	307	162	505	330
Total noninterest income	2,538	2,112	5,614	5,225
Noninterest expense:
Salaries and employee benefits	5,541	5,145	11,243	10,509
Occupancy	426	448	867	882
Furniture and equipment	258	258	512	518
Professional fees	515	451	1,023	904
Marketing expense	262	257	524	512
FDIC insurance	115	109	258	267
Data processing	707	553	1,421	1,088
Software	366	378	762	737
Foreclosed assets	55	75	110	267
Amortization of intangibles	36	41	72	82
Other	1,393	2,161	2,690	3,485
Total noninterest expense	9,674	9,876	19,482	19,251
Income before income taxes	3,527	2,132	7,549	6,590
Income taxes	551	391	1,207	1,632
NET INCOME	$2,976	$1,741	$6,342	$4,958

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2018	2017
ASSETS
Cash and noninterest-bearing deposits with banks	$11,652	$12,664
Interest-bearing deposits with banks	51,539	61,909
Total cash and cash equivalents	63,191	74,573
Certificates of deposit in financial institutions	1,820	1,820
Securities available for sale	100,165	101,125
Securities held to maturity (estimated fair value: 2018 - $17,752; 2017 - $18,079)	17,313	17,581
Restricted investments in bank stocks	7,506	7,506
Total loans	781,980	769,319
Less: Allowance for loan losses	(7,639)	(7,499)
Net loans	774,341	761,820
Premises and equipment, net	13,694	13,281
Other real estate owned	1,328	1,574
Accrued interest receivable	2,548	2,503
Goodwill	7,371	7,371
Other intangible assets, net	442	514
Bank owned life insurance and annuity assets	29,024	28,675
Other assets	6,621	7,947
Total assets	$1,025,364	$1,026,290

LIABILITIES
Noninterest-bearing deposits	$243,090	$253,655
Interest-bearing deposits	603,245	603,069
Total deposits	846,335	856,724
Other borrowed funds	41,443	35,949
Subordinated debentures	8,500	8,500
Accrued liabilities	15,858	15,756
Total liabilities	912,136	916,929

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2018 - 5,387,119 shares issued; 2017 - 5,362,005 shares issued)	5,387	5,362
Additional paid-in capital	48,933	47,895
Retained earnings	77,230	72,694
Accumulated other comprehensive loss	(2,610)	(878)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	113,228	109,361
Total liabilities and shareholders' equity	$1,025,364	$1,026,290